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                                                                     Exhibit 3.2


                            CERTIFICATE OF AMENDMENT

                                       TO

                           SIXTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               ACTIVBIOTICS, INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

                          ----------------------------

     ActivBiotics, Inc., a Delaware corporation (the "CORPORATION"), does hereby certify as follows:

     1. The board of directors of the Corporation, acting at a meeting held on October 18, 2006, duly adopted resolutions, pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), setting forth an amendment (the "CERTIFICATE OF AMENDMENT") to the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the "RESTATED CHARTER") and declaring said amendment to be advisable and in the best interests of the Corporation.

     2. The holders of (i) at least a majority of the issued and outstanding shares of the Corporation's Series A Convertible Preferred Stock, $0.01 par value per share (the "SERIES A PREFERRED STOCK"), (ii) at least two-thirds of the issued and outstanding shares of the Corporation's Series B Convertible Preferred Stock, $0.01 par value per share (the "SERIES B PREFERRED STOCK"), and Series B-1 Preferred Stock, $0.01 par value per share (the "SERIES B-1 PREFERRED STOCK"), voting together as a single class and on an as-converted basis, (iii) at least fifty-five percent (55%) of the issued and outstanding shares of the Corporation's Series C Convertible Preferred Stock, $0.01 par value per share (the "SERIES C PREFERRED STOCK"), Series C-1 Convertible Preferred Stock, $0.01 par value per share (the "SERIES C-1 PREFERRED STOCK"), and Series C-2 Convertible Preferred Stock, $0.01 par value per share (the "SERIES C-2 PREFERRED STOCK" and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock, the "PREFERRED STOCK"), (iv) at least a majority of the outstanding shares of the Preferred Stock, voting together as a single class and on an as-converted basis, and (v) at least a majority of all outstanding voting capital stock of the Corporation, voting together as a single class and on an as-converted basis, duly approved this Certificate of Amendment by written consent effective as of October 19, 2006, in accordance with Sections 228 and 242 of the DGCL.

     3. Written notice of such stockholder consent shall be given to all stockholders of the Corporation who have not consented in writing to this Certificate of Amendment.

     4. Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME"), there is effective a one-for-two reverse stock split (the "REVERSE Split") of
(i) the Corporation's issued and outstanding shares of common stock, $0.01 par value per share ("COMMON STOCK"), whereby each share of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "OLD COMMON STOCK") shall, automatically without any action on part of the holder thereof, be combined into one half of one share of Common Stock (the "NEW COMMON STOCK") and (ii) each series of the Corporation's issued and



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outstanding shares of preferred stock, $0.01 par value per share ("PREFERRED
STOCK"), whereby each share of each series of Preferred Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "OLD PREFERRED STOCK" and collectively with the Old Common Stock, the "OLD STOCK") shall, automatically without any action on part of any holder thereof, be combined into one half of one share of such series of Preferred Stock (the "NEW PREFERRED STOCK" and collectively with the New Common Stock, the "NEW STOCK"). Cash will be paid in lieu of any resulting fractional shares in an amount equal to the fair market value of such share as determined in good faith by the board of directors, in each case times the fractional share (rounded down to the nearest whole cent, but in no event less than one whole cent), PROVIDED that the determination of whether a holder of Old Stock has any fractional shares of New Stock as a result of the Reverse Split shall be made after aggregating all shares of New Common Stock and New Preferred Stock, respectively, and fractional shares thereof held by such holder immediately after the Reverse Split. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Stock (the "OLD CERTIFICATES") shall, from and after the Effective Time, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "NEW CERTIFICATES") representing (i) the shares of New Common Stock and New Preferred Stock into which the shares of Old Common Stock and Old Preferred Stock, respectively, formerly represented by such Old Certificates so surrendered were combined pursuant to the terms of this Section 4 and (ii) the right to receive cash in lieu of any fractional shares of New Common Stock and New Preferred Stock resulting from the Reverse Split as described above in this Section 4. Until surrendered by the holder thereof, each Old Certificate shall, from and after the Effective Time, no longer represent the shares of Old Stock stated on the face of such Old Certificate but shall be deemed to represent only (x) the number of shares of New Common Stock or New Preferred Stock into which such shares of Old Common Stock or Old Preferred Stock, respectively, were combined as a result of the Reverse Split and (y) the right to receive cash in lieu of any fractional shares of Common Stock or Preferred Stock resulting from the Reverse Split as described above in this Section 4.

     5. Pursuant to this Certificate of Amendment:

     A. All share numbers that appear in the text of the Preamble of the Restated Charter are hereby amended to reflect the share numbers in effect after giving effect to the consummation of the Reverse Split. In addition, immediately after the Reverse Split, the number of authorized shares of Common Stock of the Corporation shall be increased from 11,000,000 shares (which would have been post-Reverse Split number of shares) to 20,000,000 shares. Finally, the definition of "Qualified Public Offering" as set forth in Section A.7(j)(i) shall be amended as set forth in this Certificate of Amendment.

     B. All of the text of the Preamble to Article III of the Restated Charter preceding Part A therein shall be deleted and replaced in its entirety with the following:

                                 "CAPITAL STOCK

          AUTHORIZATION. Immediately upon the effectiveness of the filing of that certain Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation, dated [___________], 2006, the Corporation shall effect a reverse stock split pursuant to which each share of issued and outstanding Preferred Stock (as defined below) shall become one half of one share of Preferred Stock and each share of issued and outstanding Common Stock (as defined below) shall become one half of one share of Common Stock. After giving effect to the consummation of the foregoing reverse stock split, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 28,161,213, consisting of (i) 8,161,213 shares of preferred stock, par value $0.01


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     par value per share, of which there are authorized 851,935 shares of Series
     A Convertible Preferred Stock (the "Series A Stock"), 1,176,500 shares of Series B Convertible Preferred Stock (the "Series B Stock"), 146,250 shares of Series B-1 Convertible Preferred Stock (the "Series B-1 Stock"), 955,125 shares of Series C Convertible Preferred Stock (the "Series C Stock"), 972,762 shares of Series C-1 Convertible Preferred Stock (the "Series C-1 Stock") and 4,058,641 shares of Series C-2 Convertible Preferred Stock (the "Series C-2 Stock" and together with the Series A Stock, the Series B
     Stock, the Series B-1 Stock, the Series C Stock and the Series C-1 Stock, the "Preferred Stock"), and (ii) 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"). The Series C Stock, the Series C-1 Stock and the Series C-2 Stock shall hereinafter be referred to, collectively, as the "Senior C Stock", and the Series B Stock and the Series B-1 Stock shall hereinafter be referred to, collectively, as the "B Stock". Different series of preferred stock shall not be construed to constitute different classes of shares for purposes of voting by classes unless expressly provided."

     C. All of the text of Part A.1 of Article III of the Restated Charter shall be deleted and replaced in its entirety with the following:

          "A.1 DESIGNATION AND AMOUNT. The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Preferred Stock shall be as set forth herein. The number of authorized shares of the Series A Stock is 851,935, the number of authorized shares of the Series B Stock is 1,176,500, the number of authorized shares of the Series B-1 Stock is 146,250, the number of authorized shares of the Series C Stock is 955,125, the number of authorized shares of the Series C-1 Stock is 972,762 and the number of authorized shares of the Series C-2 Stock is 4,058,641."

     D. The reference to "3,500,000 shares" in Section A.7(d)(ii)(b) of Article III of the Restated Charter shall be deleted and replaced with "1,750,000 shares (subject to Proportional Adjustment)."

     E. The definition of "Qualified Public Offering" as set forth in Section A.7(j)(i) shall be deleted in its entirety and replaced with the following:

          "A.7(j)(i) Upon the consummation of a firm commitment underwritten public offering of Common Stock registered under the Securities Act of 1933, as amended, as approved by the board of directors (or any subcommittee thereof) (a "QUALIFIED PUBLIC OFFERING"), each share of Preferred Stock then outstanding shall, by virtue of and immediately prior to the closing of such firm commitment public offering and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock in which the Preferred Stock would be convertible if such conversion were to occur at the time of the public offering of Common Stock. The holder of any shares of Preferred Stock converted into Common Stock pursuant to this Section A.7(j)(i) shall be entitled to payment of all accrued but unpaid dividends, if any, payable on or with respect to such shares up to and including the date of the closing of such public offering which shall be deemed the Conversion Date for purposes of a conversion pursuant to this Section A.7(j)(i)."

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          IN WITNESS WHEREOF, ActivBiotics, Inc. has caused this Certificate of
     Amendment to its Sixth Amended and Restated Certificate of Incorporation to be executed by Steven C. Gilman, Ph.D., its President, this _____ day of ___________, 2006.






                                            ACTIVBIOTICS, INC.

                                            By:
                                               -----------------------------
                                               Steven C. Gilman, Ph.D.
                                               President




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